Exhibit 99.(a)(2)

THE ALGER FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the President of The Alger Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012 (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on March 6, 2013, the Declaration of Trust is amended effective May 31, 2013 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger Large Cap Growth Fund is hereby amended to be the “Alger International Growth Fund”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 21st day of May, 2013.

/s/ Hal Liebes
Hal Liebes
President

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	May 21, 2013

Then personally appeared the above, Hal Liebes, and acknowledged the foregoing instrument to be his free act and deed before me,

/s/ Doreen Galante
Notary Public
My Commission Expires: